Exhibit 10.3

EXECUTION VERSION

January 10, 2012

Gregory Scott

24 Inverness

Newport Beach, CA 92660

Dear Greg:

This letter agreement (the “Agreement”) will confirm the terms and conditions of your employment with APS Healthcare Bethesda, Inc., an Iowa corporation (“APS”) and Universal American Corp., a Delaware corporation (“UAM” and, together with APS, the “Employer”).  This Agreement will become effective upon the date (the “Effective Date”) of the consummation of the transactions contemplated by the Agreement and Plan of Merger, by and among UAM, Partners Healthcare Solutions Holdings, L.P., a Delaware limited partnership (“APSLP”), Partners Healthcare Solutions, Inc., a Delaware corporation and a majority-owned subsidiary of APSLP (“Partners”), and the other parties named thereto, entered into on the date hereof (the “Merger Agreement”).  This Agreement shall be of no force or effect, and none of you, the Employer or any of its affiliates shall have any obligation or liability hereunder, unless and until the transactions contemplated by the Merger Agreement are consummated.

The terms and conditions of your employment are as follows:

1.  Position and Responsibilities.  You will serve in the position of Co-President of UAM.  You will report directly to the Chief Executive Officer of UAM (the “CEO”), currently Richard Barasch, and will assume and discharge such responsibilities as are commensurate with such position as the CEO may direct.  During your employment with the Employer, except with respect to any periods of vacation or other authorized leave, you shall devote your full business time and attention to your duties and responsibilities and shall perform them faithfully, diligently and completely.  Notwithstanding the foregoing, during your employment with the Employer, it shall not be a violation of this Agreement for you to engage in any of the following activities: (i) service on boards, committees or similar bodies of (A) charitable, civic or other nonprofit organizations, and/or (B) with the prior written consent of the Employer, for-profit entities that do not compete with the activities of the Employer or its affiliates, (ii) teaching, speaking and writing engagements, (iii) without limiting the terms of Appendix A hereto, investment in securities of any person engaged in the business of the Employer or its affiliates (the “Company Group”) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (A) are not taking an operating role, (B) are not a controlling person of, or a member of a group which controls, such person and (C) do not, directly or indirectly, own 3% or more of any class of securities of such person, and/or (iv) affiliation with, and participation in the business activities of, your family real estate business at Winfield Management, in each case, so long as such activities do not, individually or in the aggregate, materially interfere or conflict with the performance of your duties and responsibilities under this Agreement (together, the “Permitted Activities”). You shall comply with and be bound by the operating policies, procedures, and practices of the Employer including, without limitation, UAM’s Code of Conduct and Business Ethics, in each case, (x) that are in effect during your employment and apply to you and (y) to the extent provided, made available or communicated to you in advance of such required compliance.  In addition, you agree to be bound by the terms of a restrictive covenant agreement, which is attached as Appendix A.

2.  Compensation.

(a)                     In consideration of your services, your annual base salary will be $530,000 (as the same may be increased (but not decreased) from time to time, the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s prevailing payroll practices, but no less often than monthly.

(b)                     For fiscal year 2011 of the Employer, your bonus will be paid in accordance with the APS Healthcare Bethesda, Inc. 2011 Management Incentive Compensation Plan bonus plan.  For each fiscal year starting with 2012, you shall be eligible for an annual cash bonus (“Bonus”), and your target Bonus shall be set at 100% of your Base Salary.  The determination of your actual Bonus shall be determined in the sole discretion of UAM based on both individual and Employer performance, which performance metrics will be determined by the Board or the compensation committee thereof (the “Compensation Committee”) within the first 90 days of the applicable fiscal year and will be promptly communicated to you following such determination.  Subject to approval by the Board or the Compensation Committee, your Bonus will be paid in the first quarter of the fiscal year following the fiscal year in respect of which the Bonus relates, provided that you continue employment with any member of the Company Group through the date of such payment.

3.  Other Benefits.  You will be entitled to receive the employee benefits made available by the Employer generally to its senior executive officers, including without limitation, any fringe benefits and perquisites, on terms and conditions no less favorable than those generally available to such senior executive officers (other than the CEO); it being understood that you shall participate in the benefit plans of APS until transitioned to UAM benefit plans.  You shall be entitled to 20 paid vacation days per year, subject to the Employer’s vacation policy applicable to its senior executive officers.  During your employment, you shall be entitled to participate in any savings, retirement and pension plans, group medical, dental, prescription, life insurance, disability insurance, business travel and accidental death insurance plans and programs, and other benefit plans of the Employer, in each case, that are available to its senior executive officers generally.  Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to participation in any such plan. The Employer shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company Group, in accordance with the Employer’s expense reimbursement policy in effect at any given time with respect to its senior executive officers.  For the avoidance of doubt and notwithstanding any Employer policy or anything else to the contrary, travel in first-class accommodations shall be considered a reasonable, reimbursable business expense for all flights taken by you in the performance of your services on behalf of the Company Group.

4.  Equity Compensation.  Upon or within fifteen (15) days after the Effective Date, UAM will grant to you, under and subject to the terms and conditions of the Universal American Corp. 2011 Omnibus Equity Award Plan, as may be amended from time to time (the “Equity Plan”) and the applicable Award Agreement (defined below), 93,275 shares of restricted stock (the “Restricted Shares”) and a nonqualified stock option (the “Option”) to purchase 319,800 shares of UAM common stock at an exercise price equal to the Fair Market Value (as defined in the Equity Plan) on the date of grant.  The Restricted Shares and the Option shall vest, become exercisable (as applicable) and cease to be subject to forfeiture, subject to your continued employment on the applicable vesting date, as follows:  25% of each grant shall vest, become exercisable (as applicable) and cease to be subject to forfeiture on each of the first, second, third and fourth anniversaries of the date of grant (with vesting to be cumulative such that the awards will be fully vested and exercisable (as applicable) as of the fourth anniversary of the date of grant).  The term of the Option will expire on the fifth anniversary of the date of grant.  The Restricted Shares and the Option shall become fully vested and exercisable (as applicable) immediately prior to a Change in Control (as defined below) subject to your continued employment through the consummation of such Change in Control.

Additionally, as part of our long-term incentive program, under and subject to the terms and conditions of the Equity Plan, UAM will grant to you, within fifteen (15) days after the Effective Date, 106,600 shares of UAM common stock subject to the performance-based vesting conditions described on Appendix B hereto (the “Performance Shares”).

Each of the Restricted Shares, the Option and the Performance Shares will be granted pursuant to and governed by award agreements substantially in the forms previously provided to you (the “Award Agreements”), reflecting the terms and conditions contained in this Section 4, Section 8 and Appendix B (as applicable). You will be entitled under the terms of the applicable Award Agreements, in your sole discretion, to satisfy all exercise price and tax withholding obligations arising in connection with the Restricted Shares, the Option and/or the Performance Shares, as applicable, by the payment or withholding of cash or through the surrender of shares of UAM common stock (including without limitation, pursuant to a net exercise or cashless exercise, each as contemplated by the Equity Plan).  In the event of any discrepancy between the terms of the applicable Award Agreement and this Agreement, this Agreement shall govern, even in respect of Award Agreements granted after the date hereof unless specifically otherwise agreed by you in writing.

With respect to future equity awards, beginning in February 2013, you will be eligible for equity grants under the Equity Plan in the ordinary course, commensurate with other senior executive officers of UAM.  Notwithstanding the foregoing, any future equity award, including the amount and type of award, shall be subject to approval by the Board of Directors of UAM (the “Board”) or its Compensation Committee, in its sole discretion and subject to your continued employment through the date of grant and performance.

5.  Work Location.  While employed by the Employer, you will generally perform the services required by this Agreement at the Employer’s principal offices located in White Plains, New York or Rye Brook, New York for at least two weeks of each month and at the Employer’s offices located in southern California and Houston, Texas (or such other location(s) as the parties may reasonably agree), except for travel to other locations as may be reasonably necessary to fulfill your duties and responsibilities hereunder.  For clarity, (i) the Employer acknowledges and agrees that you will not be required to relocate on a permanent or semi-permanent basis in connection with your employment under this Agreement, and (ii) you acknowledge and agree that you will be required to perform services at the Employer’s White Plains, New York offices or other locations as and when necessary to fulfill your duties or responsibilities hereunder.

6.  Conflicting Employment.  You agree that, during your employment with the Employer, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company Group is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Employer, provided, however, that in no event shall your engagement in any of the Permitted Activities constitute a violation of this provision.

7.  At-Will Employment.  You acknowledge that your employment with the Employer is for an unspecified duration that constitutes at-will employment, and that, subject to the Employer’s obligations under Section 8 below, either you or the Employer can terminate this relationship at any time, for any lawful reason, with or without cause and with or without notice.

8.  Termination.  Notwithstanding any other provision of this Agreement, in the event of your termination:

(a)           By the Employer for Cause or Resignation by you without Good Reason.

(i)                                     Your employment may be terminated by the Employer for Cause (as defined in Section 8(a)(ii)) or you by resignation without Good Reason (as defined in Section 8(c)(ii)).

(ii)                                  For purposes of this Agreement, “Cause” shall mean (A) your willful and continued failure to substantially perform the duties of your position or a material breach of material terms of this Agreement, after written notice (specifying the details of such alleged failure) and a reasonable opportunity to cure; (B) any willful act or omission by you which is demonstrably and materially injurious to the Employer, UAM or any of their affiliates; or (C) your conviction or plea of nolo contendere or no contest to a felony or other crime of moral turpitude.  No act or failure to act will be deemed “willful” (X) unless effected by you without a reasonable belief that such action or failure to act was in or not opposed to the best interest of the Employer or any of its affiliates; or (Y) if it results from any physical or mental incapacity.

(iii)                               If your employment is terminated by the Employer for Cause, or if you resign without Good Reason, you will be entitled to receive (A) any accrued but unpaid Base Salary through the date of such termination, (B) any accrued, but unpaid vacation through the date of such termination, (C) any unreimbursed business expenses through the date of such termination, (D) the opportunity to exercise vested stock options for 90 days following the date of such termination (or, if earlier, until the stated expiration of such options) and (E) any accrued but unpaid compensation and employee benefits as to which you may be entitled under the employee compensation and benefit plans, including equity programs, of the Company Group (together, the “Accrued Obligations”).  The Accrued Obligations described in clauses (A), (B) and (C) shall be paid to you on or within 30 days following the date of your termination of employment or in accordance with the applicable benefit plan. Upon such termination of your employment by the Employer for Cause or your resignation without Good Reason, except as set forth in this Section 8(a)(iii), you shall have no further rights to any compensation or any other benefits under this Agreement.  For the avoidance of doubt, all of your unvested Restricted Shares, unvested Options, unvested Performance Shares and any other unvested equity or equity-based awards (unless this Agreement or the applicable award agreement provides otherwise) (after taking into account any vesting provisions in this Section 8) shall be forfeited upon any termination of employment, whether pursuant to Section 8(a), 8(b) or 8(c) hereof.

(b)           Disability or Death.

(i)            Your employment will terminate (A) upon your death or (B) upon a determination that you have become physically or mentally incapacitated for a period of indefinite duration and are therefore unable for a period of six (6) consecutive months or for an aggregate of eight (8) months in any twelve (12) consecutive month period to perform your duties (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of your Disability to which you and the Employer cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Employer.  If you and the Employer cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.

(ii)           Upon termination of your employment hereunder for death or Disability, you or your estate (as the case may be) shall be entitled to receive the Accrued Obligations as described in Section 8(a)(ii) above, except that any portion of the Restricted Shares or Option which would otherwise have vested during the one-year period immediately following such termination shall (x) in the case of Restricted Shares, become immediately vested as of the date of such termination and (y) in the case of the Option, continue to vest on the dates they would have otherwise vested if you had continued employment, and all vested stock options shall remain exercisable following such termination until the earlier to occur of the first anniversary of such termination or the stated expiration of the Option.  In addition, the Employer will pay you a pro rata portion of any Bonus that you would have been entitled to receive pursuant to Section 2(b) above with respect to such year based upon the percentage of the fiscal year that shall have elapsed through the date of your termination of employment, payable when such Bonus would have otherwise been payable had your employment not terminated, but in no event later than March 15th of the year immediately following such termination.  Following such termination of your employment due to death or Disability, except as set forth in this Section 8(b)(ii), you will have no further rights to any compensation or any other benefits under this Agreement.

(c)           By the Employer without Cause or Resignation for Good Reason.

(i)            Your employment hereunder may be terminated by the Employer without Cause or by your resignation for Good Reason.

(ii)           For purposes of this Agreement, “Good Reason” shall mean:

(A)       a material diminution in your duties, authority or responsibilities;

(B)       a material reduction in your Base Salary or Bonus opportunity; or

(C)       any material breach of this Agreement by the Employer.

(iii)          If your employment is terminated by the Employer without Cause (other than by reason of death or Disability) or if you resign for Good Reason, the Employer shall pay or provide to you the Accrued Obligations in the manner described in Section 8(a)(iii) above.  In addition, if your employment is terminated by the Employer without Cause (other than by reason of death or Disability) or if you resign for Good Reason, in either case:

(A) the Employer shall pay to you, within 30 business days after such termination (provided, that if such 30 business day period extends two tax years, then payment shall be made in the later tax year), (I) any unpaid Bonus for the fiscal year prior to termination, and (II) a lump sum payment equal to one times your Base Salary;

(B) the Employer shall provide to you and your eligible dependents, continued coverage under the Employer’s (or its affiliates’) applicable health and welfare benefit plans available to senior executives, at levels in effect immediately prior to termination and at the Employer’s sole cost, for a period of 18 months after your termination or comparable coverage for such period; and

(C) if such termination occurs on or prior to the second anniversary of the Effective Date, the vesting (and exercisability, as applicable) of the Option and the Restricted Shares shall accelerate with respect to that portion of each that would have vested in accordance with its normal vesting schedule during the one-year period following such termination if your employment had not terminated;

provided, however, that if your employment is terminated by the Employer without Cause (other than by reason of your death or Disability) or if you resign for Good Reason, in either case, within one year after a Change in Control, (x) the amount payable under clause (A)(II) of Section 8(c)(iii) shall equal three times your Base Salary (rather than one times), (y) the continuation benefits described in clause (B) shall continue for twenty-four months (rather than eighteen months) and (z) you shall fully vest in any unvested portion of your account balance under the Employer’s 401(k) plan.

(iv)          For purposes of this Agreement, “Change in Control” shall mean:

(A)   any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d), and shall include a “group” as defined in Section 13(d)) (other than UAM, any trustee or other fiduciary holding securities under any employee benefit plan of UAM, or any company owned, directly or indirectly, by the stockholders of UAM immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of UAM immediately prior to the occurrence with respect to which the evaluation is being made) becomes the Beneficial Owner (as defined in Rule 13d-3 of the Exchange Act) (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of UAM or any Significant Subsidiary (as defined below), representing 40% or more of the combined voting power of UAM’s or such Significant Subsidiary’s then-outstanding securities and is the largest stockholder of UAM;

(B)   during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with UAM to effect a transaction described in clause (A), (C), or (D) of this paragraph) whose election by the Board or nomination for election by UAM’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, or partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(C)   the consummation of a merger or consolidation of UAM or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of UAM (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of UAM or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(D)   UAM disposes of all or substantially all of the consolidated assets of UAM (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of UAM in substantially the same proportions as their ownership of the common stock of UAM immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom.

(d)           Notice of Termination. Any purported termination of employment by the Employer or by you (other than due to your death) shall be communicated by written Notice of Termination to the other party in accordance with Section 12(h) below.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(e)           Release Condition.  Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments and benefits under Section 8 (other than payment of Accrued Obligations) are conditioned upon and subject to your execution of a general waiver and release of claims, in  the form attached hereto as Appendix C (the “Release”), which Release must be delivered and not revoked within thirty (30) days following your termination of employment.

9.  Representations of Executive.  You represent that the execution by you of this Agreement and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation, any employment, consulting or non-competition agreement.  You hereby agree to abide by the limitations on your conduct as set forth in any agreement between you and your prior employer.  In your work for the Company Group, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by any member of the Company Group.

10.  Section 409A.  For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.   The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A.  Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A, no payments hereunder that shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A) or, if earlier, your date of death, in any event, to the extent necessary to avoid the classification of any such payments as prohibited distributions under Section 409A(a)(2)(B)(i) of the Internal Revenue Code.  Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.  For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment.  For purposes of this Agreement, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied to mean “separation from service” (within the meaning of Section 409A).  To the extent that any reimbursements hereunder are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable consistent with the Employer’s practice following your appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred.  Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

11.  Indemnification.  You shall be indemnified and held harmless, in your capacity as an officer of the Employer, to the same extent that similarly situated officers are indemnified.

12.  General Provisions.

(a)                                 Your employment is contingent upon successful completion of a background check.

(b)                                 This letter and the terms and conditions of your employment will be governed by the laws of the State of New York, applicable to agreements made and to be performed entirely within such state.

(c)                                  If any term or provision of this Agreement (including Appendices A and B) is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement (including Appendices A and B) shall nonetheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such provision will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area to the fullest extent permitted by law.

(d)                                 This letter sets forth the entire agreement and understanding between the UAM, APS, their respective affiliates and you relating to the subject matter hereto, and supersedes all prior discussions and agreements between the parties relating to the subject matter hereto; and any employment, change-in-control, severance or other agreement related to the subject matter hereto to which you are a party and which is existing as of immediately prior to the consummation of the transactions contemplated by the Merger Agreement shall terminate and be of no further force and effect as of the Effective Date, including without limitation the Amended and Restated Senior Management Agreement, dated June 1, 2007, as amended. This provision shall not apply to the Partners Healthcare Solutions Holdings, L.P. Management Equity Term Sheet between you and APSLP of even date herewith, which relates to certain additional payments to you based on the Merger Consideration and Earnout Amount (each, as defined in the Merger Agreement); provided, that you acknowledge and agree that none of UAM, APS nor any of their respective affiliates shall have any liability to you or any other person or entity under such term sheet.

(e)                                  This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of and binding upon the Employer and its successors and assigns.

(f)                                   Any failure of a successor to all or substantially all of the business of the Employer to assume this Agreement (to the extent this Agreement does not otherwise transfer by operation of law) shall be a material breach of this Agreement.

(g)                                  All payments pursuant to this Agreement will be subject to applicable deductions and withholding taxes.

(h)                                 No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(i)                                     All notices and other communications given hereunder shall be in writing and shall be delivered by hand to the other party, by reputable overnight carrier, by fax, email or by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

Gregory Scott

24 Inverness

Newport Beach, CA 92660

Telecopy:  (914) 288-4605

Email:  gscott@apshealthcare.com

If to the Employer:

Universal American Corp.

6 International Drive

Rye Brook, NY 10573-1068

Attention:   Tony L. Wolk

Senior Vice President, General Counsel and Secretary

Telecopy:  (914) 934-0700

Email:  twolk@UniversalAmerican.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Please acknowledge and confirm your acceptance of this letter by, signing and returning one copy of this letter in its entirety to Tony Wolk, Senior Vice President, General Counsel and Secretary of UAM, no later than January 10, 2012.  We look forward to a mutually rewarding working arrangement.

[Signature page follows]

APS HEALTHCARE BETHESDA, INC.

By:	/s/ John McDonough
John McDonough
Chief Financial Officer

Acknowledged and Agreed:

UNIVERSAL AMERICAN CORP.

By:	/s/ Robert A. Waegelein
Robert A. Waegelein
Executive Vice President

ACCEPTANCE:

I accept the terms and conditions of my employment with the Employer as set forth herein.  I understand that this Agreement does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship, subject to the termination obligations contained herein.

/s/ Gregory Scott	Date: 1/10/12
Gregory Scott

cc: Tony Wolk